         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 1998
                                                    REGISTRATION NO. 333-[     ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                                ----------------

                               GETTY IMAGES, INC.

             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)

                                   98-0177556
                      (I.R.S. Employer Identification No.)

               2101 FOURTH AVENUE                                101 BAYHAM STREET
                  FIFTH FLOOR                                     LONDON, ENGLAND
           SEATTLE, WASHINGTON 98121                                  NW1 0AG
                 (206) 695-3400                                (011 44 171) 544-3456

 (Addresses, Including Zip Code, and Telephone Numbers, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                               HEATHER B. REDMAN
                               GETTY IMAGES, INC.
                               2101 FOURTH AVENUE
                                  FIFTH FLOOR
                           SEATTLE, WASHINGTON 98121
                                 (206) 695-3400
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                    Copy to:
                                 PAMELA GIBSON
                              SHEARMAN & STERLING
                                199 BISHOPSGATE
                                LONDON, ENGLAND
                                    EC2M 3TY
                             (011 44 171) 920-9000
                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED      PER SECURITY (1)   OFFERING PRICE (1)   REGISTRATION FEE
4.75% Convertible Subordinated Notes
  due 2003............................     $75,000,000             100%            $75,000,000           $22,125
Common Stock, par value $0.01 per           2,630,886
  share...............................      Shares(2)              N/A                 N/A                 N/A

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

(2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 4.75% Convertible Subordinated Notes due June 1, 2003 registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of shares of Common Stock as may be issued from time to time upon conversion of the Notes as a result of the antidilution provision thereof. Pursuant to Rule 457(i), no registration fee is required for these shares.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                           DATED AUGUST 19, 1998

                                  $75,000,000

                                     [LOGO]

                 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                               ------------------

    This Prospectus relates to the 4.75% Convertible Subordinated Notes due 2003 (the "Notes"), of Getty Images, Inc., a Delaware corporation (the "Company"), sold otherwise than in reliance on Regulation S (the "Registrable Notes") under the Securities Act of 1933, as amended (the "Securities Act"), and the shares of the Company's common stock, par value $0.01 per share ("Common Stock"), issuable upon conversion of the Registrable Notes. The Registrable Notes registered hereby were issued and sold on May 20, 1998 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by BT Alex. Brown, BancAmerica Robertson Stephens, Donaldson Lufkin & Jenrette Securities Corporation and Hambrecht & Quist, as the initial purchasers (the "Initial Purchasers") of the Registrable Notes, to be "qualified institutional buyers" (as defined by Rule 144A under the Securities
Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D of the Securities Act). The Registrable Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein (collectively, the "Selling Holders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated May 20, 1998 (the "Registration Agreement") between the Company and the Initial Purchasers, entered into in connection with the Original Offering.

    The Registrable Notes are convertible into shares of Common Stock, at any time following the last date of the initial issuance through maturity, unless previously redeemed or repurchased, at a conversion price of $28.5075 per share, subject to certain adjustments. See "Description of Registrable Notes--Conversion of Registrable Notes". The Common Stock is quoted on The Nasdaq National Market ("Nasdaq") under the symbol of "GETY". On August 14, 1998, the last reported sale price of the Common Stock was $19.25 per share.

    Interest on the Registrable Notes is payable on June 1 and December 1 of each year, commencing on December 1, 1998. The Registrable Notes will mature on June 1, 2003 unless previously redeemed or repurchased. The Registrable Notes are not redeemable by the Company prior to June 1, 2001. Thereafter, the Registrable Notes will be redeemable on at least 20 days' notice at the option of the Company, in whole or in part, at the redemption prices set forth herein, in each case together with accrued and unpaid interest. Subject to certain restrictions and conditions, in the event of a Change of Control (as defined), each holder of the Registrable Notes will have the right to require the Company to repurchase all or any portion of such holder's Registrable Notes at 100% of the principal amount thereof, plus accrued and unpaid interest. See "Description of Registrable Notes--Optional Redemption by the Company" and "--Repurchase of Registrable Notes at the Option of Holders Upon Change of Control".

(CONTINUED ON NEXT PAGE)
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE REGISTRABLE NOTES OFFERED HEREBY.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITY AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS AUGUST 19, 1998.

(CONTINUED FROM PREVIOUS PAGE)

    The Registrable Notes are general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Indenture (as defined) will not restrict the incurrence of Senior Indebtedness or other indebtedness of the Company and its subsidiaries. As of May 31, 1998, the Company had approximately $1 million of indebtedness and other liabilities that constituted Senior Indebtedness. The Registrable Notes are also effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of May 31, 1998, the Company's subsidiaries had approximately $56 million of outstanding indebtedness and other liabilities (including trade payables and intercompany liabilities and Senior Indebtedness). See "Description of Registrable Notes--Subordination of Registrable Notes".

    The Registrable Notes issued and sold in the Original Offering in reliance on Rule 144A under the Securities Act have been designated for trading on the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. The Registrable Notes sold pursuant to the Registration Statement of which this Prospectus forms a part are not expected to remain eligible for trading on PORTAL.

    The Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Holders" and "Plan of Distribution". If required, the names of any such agents or underwriters involved in the sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement").

    The Selling Holder will receive all of the net proceeds from the sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes. The Company is responsible for payment of all other expenses incident to the offer and sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes.

    The Selling Holders and any broker-dealer, agents, or underwriters which participate in the distribution of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Registrable Notes and Common Stock issuable upon conversion of the Registrable Notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.
                            ------------------------

    IN ADDITION TO THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT, AND SECTION 27E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHENEVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDED THOSE DISCUSSED BELOW AS WELL AS THOSE CAUTIONARY STATEMENTS AND OTHER FACTORS SET FORTH ELSEWHERE OR INCORPORATED BY REFERENCE HEREIN.
                            ------------------------

    In this Prospectus, references to "dollars" or "$" are to United States Dollars and references to "pounds sterling" or "L" are to United Kingdom pounds sterling. This Prospectus contains trademarks and registered trademarks of the Company and other companies.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, Room 1300, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information are also available at a website maintained by the Commission that contains reports, proxy and information statements and other information that registrants file electronically with the Commission. The address of such site is: http://www.sec.gov. In addition, such material may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1935 K Street, N.W., Washington, D.C. 20006. The Company's Common Stock is quoted on Nasdaq under the symbol "GETY".

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering of the Securities made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed with the Commission and are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Amendment No. 1 thereto on Form 10-K/A, filed with the Commission on April 28, 1998, as further amended by Amendment No. 2 thereto on Form 10-K/A, filed with the Commission on August 19, 1998;

        (b) The Company's Current Report on Form 8-K, filed with the Commission on February 13, 1998;

        (c) The Company's Current Report on Form 8-K, filed with the Commission on February 24, 1998, as amended by Amendment No. 1 thereto on form 8-K/A, filed with the Commission on April 27, 1998;

        (d) The Company's Current Report on Form 8-K, filed with the Commission on May 6, 1998;

        (e) The Company's Current Report on Form 8-K, filed with the Commission on May 8, 1998;

        (f) The Company's Current Report on Form 8-K filed with the Commission on May 13, 1998;

        (g) The Company's Current Report on Form 8-K filed with the Commission on August 13, 1998;

        (h) The Company's Current Report on Form 8-K filed with the Commission on August 19, 1998;

        (i) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and

        (j) The Company's Registration Statement on Form 8-K filed with the Commission on February 9, 1998.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this Registration Statement of which this Prospectus forms a part and prior to the earlier of (i) June 1, 2003 and (ii) the date of the redemption or conversion of the Notes, shall be deemed to be incorporated by reference into this Prospectus and be a part hereof from the dates of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes this Prospectus to the extent that a statement contained herein, or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests should be directed to Getty Images, Inc., 2101 Fourth Avenue, Fifth Floor, Seattle, Washington 98121,
Attention: Heather B. Redman (telephone: (206) 695-3400).

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS OTHERWISE INDICATED, REFERENCES TO THE "COMPANY" AND "GETTY IMAGES" ARE TO GETTY IMAGES, INC. AND ITS CONSOLIDATED SUBSIDIARIES. THE STATEMENTS IN THIS PROSPECTUS THAT ARE NOT HISTORICAL ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

    Getty Images is a leading global visual content provider. Getty Images owns and controls content across all major categories of the non-commissioned sector of the visual content industry. As a result of its international network of wholly owned offices, agents and distributors and its position as a leading visual content provider on the World Wide Web, Getty Images is able to provide its customers access to its images anywhere and at any time. Its visual content collections include Allsport Photographic Limited, a leading global sports photographic agency, Energy Film Library, a leading stock footage company, Gamma Liaison, a leading North American news and reporting agency, Hulton Getty, a large privately owned collection of archival photography, and PhotoDisc, Inc., a leader in the development and marketing of digital stock photography and in electronic commerce within the visual content industry.

    Getty Images markets and distributes its image and footage products through a diverse and broad set of channels. Its international network of wholly owned offices, including offices in London, Seattle, Amsterdam, Barcelona, Brussels, Chicago, Copenhagen, Hamburg, Hong Kong, Los Angeles, Munich, New York, Paris, Sao Paolo, Stockholm, Sydney, Tokyo, Toronto and Vienna, and agents and distributors in over 50 countries, provide local, market specific support and services. Getty Images also produces print and CD-ROM catalogs which are distributed widely to existing and potential customers and used to select appropriate images. The Company's on-line sales and marketing, through systems such as PhotoDisc's Web site and Allsport's proprietary subscription-based system, is key to support what the Company believes are a growing number of customers who prefer to select and purchase visual content products on-line. Expanding and broadening the reach of these systems and developing similar systems for distribution of the Company's visual content collections is a central strategic focus of the Company.

THE VISUAL CONTENT INDUSTRY

    The visual content industry supplies images to a varied and growing customer base, ranging from major multinational corporations to individual consumers. Images are used to communicate messages in a wide variety of applications, including print, electronic and broadcast advertising, direct mail and marketing brochures, educational and training publications, books, magazines, newspapers, corporate communications and annual reports, motion pictures, broadcasting, CD-ROM products, sites on the Web, other on-line uses, sales and in-house presentations and various consumer uses, such as prints, personal web sites, screen savers and electronic and print greeting cards.

    Visual content can be broadly divided into commissioned imagery and non-commissioned imagery. Commissioned images are commissioned from photographers and cinematographers by particular clients for a single predetermined application. Non-commissioned images, commonly referred to as "stock", are provided by agencies that maintain libraries of selected images which can be licensed multiple times for use by different clients for different purposes. Getty Images is primarily active in the non-commissioned sector of the visual content industry. Getty Images believes that the market share of non-commissioned imagery has been increasing as the quality of images available from non-commissioned agencies has become comparable to the quality of commissioned images. Non-commissioned imagery offers the advantages of lower cost, immediate availability and the ability to preview an image for appropriateness prior to license.

    Getty Images believes that the visual content industry has grown substantially in recent years. The Company attributes this growth to several factors, including:

    - greater appreciation of the value of images for conveying, symbolizing and reinforcing marketing and editorial messages;

    - technological innovations, such as digitization and electronic commerce, that have made it easier and cheaper to select, use, edit and distribute images; and

    - a proliferation in communications channels, particularly on the Internet and in the broadcasting industry.

COMPETITIVE STRENGTHS AND STRATEGY

    Getty Images' principal objective is to become the leading international provider of visual content by providing high quality, relevant imagery across all categories of the visual content market to the broadest range of customers in existing, emerging and new markets, in ways that most appropriately meet their needs. The Company has identified the following competitive strengths in its existing operations that it believes differentiate it from other visual content providers:

    - the breadth and depth of its branded high-quality content across all content categories;

    - its leading position in electronic commerce within the visual content industry and experience in the application and development of visual content technology;

    - its multifaceted licensing and distribution models, which provide its customers a comprehensive range of options to meet their creative needs; and

    - its extensive international distribution network and electronic distribution capabilities.

    Getty Images believes that these strengths will allow it to take advantage of both the increasing demand for visual content and the opportunities arising in the rapidly changing visual content industry.

    In order to achieve its objectives, Getty Images pursues the following core strategies:

    - EMPHASIZE CONTENT QUALITY AND RELEVANCE. Getty Images believes that content quality and relevance are critical for long-term success in the visual content industry. Getty Images focuses on identifying its customers' needs throughout the creation, selection and production processes to create high quality branded imagery relevant to the needs of its customers in each geographic region and market.

    - LEVERAGE TECHNOLOGICAL EXPERTISE. Getty Images continues to leverage its technological expertise to make its content collections available in digital formats and accessible on-line, which it believes will meet the growing demand in electronic commerce, while enhancing its customers' and its own operational efficiencies. In addition, the Company seeks to develop and integrate new products, services and delivery mechanisms.

    - DEVELOP NEW MARKETS, PRODUCTS AND CUSTOMER TYPES. Getty Images believes that the increasing use of imagery in communications and the emergence of advanced technologies has resulted in opportunities to develop products and services targeted at emerging, potentially larger segments of the market and to further penetrate existing market segments. Getty Images believes that its expertise and systems, its range of licensing models and its use of Web-based delivery make it well positioned to take a leadership role in developing the potentially broader corporate user, small office/home office ("SOHO") and consumer markets.

    - OFFER COMPREHENSIVE RANGE OF BRANDED CUSTOMER SOLUTIONS. Getty Images offers its customers a comprehensive range of options to meet their commercial and creative needs, from full-service to self-service access, from rights-protected licensing to royalty-free licensing, and from physical delivery of transparencies to electronic delivery of digital images.

    - PROMOTE AND IMPROVE BRAND IDENTITIES. Getty Images believes that Allsport, Energy Film Library, Gamma Liaison, Hulton Getty, PhotoDisc and Tony Stone Images represent pre-eminent brand names in their respective visual content categories. Getty Images will continue to enhance the quality, value and accessibility of its imagery to reinforce these international brand identities and to create new brands in these and other visual content categories.

    - ENHANCE COMPREHENSIVE DISTRIBUTION NETWORK. Getty Images believes that it has one of the most comprehensive distribution networks in the visual content industry with the combination of its worldwide network of wholly owned offices, agents and distributors and its on-line and Internet distribution capabilities. In order to enlarge its available customer base and further penetrate its existing customer base, Getty Images will continue to strengthen its distribution capabilities by enhancing on-line access to its visual content collections, by establishing wholly owned offices in additional key territories and by developing agent and distributor relationships in new markets.

    - PURSUE STRATEGIC ACQUISITIONS. The visual content industry is fragmented with a few international players, a number of regional players and a large number of small businesses that specialize in a particular content type or geographical area. Getty Images now owns content across all major categories. However, it believes that the fragmented nature of the industry continues to offer growth opportunities and it will target companies that offer one or more of the following features: (i) complementary visual content; (ii) a presence in a geographic market where Getty Images is under-represented; and (iii) access to new technologies and expertise.

                               COMPANY BACKGROUND

    The Company was formed on February 9, 1998 when the businesses of Getty Communications plc ("Getty Communications") and PhotoDisc, Inc. ("PhotoDisc") were combined under a scheme of arrangement and merger pursuant to which Getty Communications and PhotoDisc became wholly owned subsidiaries of the Company (the "PhotoDisc Acquisition"). Getty Communications provided Getty Images with an extensive international distribution network and high quality, branded content collections, including Energy Film Library, Gamma Liaison, Hulton Getty and Tony Stone Images. PhotoDisc contributed its brand name and expertise in the digitization and electronic delivery of images over the Internet and its royalty-free licensing model to Getty Images. Through this commercial combination of high quality visual content and diverse delivery systems and methods, Getty Images believes that it is well-positioned to satisfy the visual content needs of existing, emerging and new market segments in the visual content industry.

    Getty Communications commenced operations on March 14, 1995 with the acquisition of Tony Stone Images, the predecessor to Getty Communications and one of the world's leading providers of contemporary stock photography. Between March 14, 1995 and February 9, 1998, Getty Communications made a number of acquisitions to broaden its content collections and expand its representation in new and existing markets. On February 10, 1998, the Company completed its acquisition (the "Allsport Acquisition") of Allsport Photographic plc ("Allsport").

    The principal executive offices of Getty Images are located at 2101 Fourth Avenue, Fifth Floor, Seattle, Washington 98121 (telephone number (206) 695-3400) and at 101 Bayham Street, London England NW1 0AG (telephone number (01144171) 544-3456).

                                  RISK FACTORS

    An investment in the securities offered hereby involves certain risks. Prior to making any investment decision, prospective purchasers of the securities should carefully consider the information set forth under "Risk Factors" in addition to the other information presented in this Prospectus.

                                   THE NOTES

SECURITIES OFFERED................  $75,000,000 aggregate principal amount of 4.75%
                                    Convertible Subordinated Notes due June 1, 2003, issued
                                    under an indenture (the "Indenture") between the Company
                                    and The Bank of New York, as trustee (the "Trustee") and
                                    the Common Stock issuable upon conversion thereof.

INTEREST PAYMENT DATES............  June 1 and December 1 of each year, commencing on
                                    December 1, 1998.

MATURITY..........................  June 1, 2003

ISSUER............................  Getty Images, Inc., a Delaware corporation

CONVERSION RIGHTS.................  The Registrable Notes are convertible into shares of
                                    Common Stock at any time following the last date of the
                                    initial issuance through maturity, unless previously
                                    redeemed or repurchased, at a conversion price of
                                    $28.5075 per share, subject to certain adjustments. See
                                    "Description of Registrable Notes--Conversion of
                                    Registrable Notes".

SUBORDINATION.....................  The Registrable Notes are unsecured and subordinated in right of payment to all existing and future Senior
                                    Indebtedness (as defined) of the Company. The
                                    Registrable Notes are also effectively subordinated in
                                    right of payment to all existing and future indebtedness
                                    and other liabilities (including trade payables and
                                    excluding intercompany liabilities) of the Company's
                                    subsidiaries. The Indenture will not restrict the
                                    incurrence of Senior Indebtedness or other indebtedness
                                    by the Company or any subsidiary. As of May 31, 1998,
                                    the aggregate amount of outstanding Senior Indebtedness
                                    was approximately $1 million. As of May 31, 1998, the
                                    aggregate amount of outstanding indebtedness and other
                                    liabilities of the Company's subsidiaries was
                                    approximately $56 million (including trade payables and
                                    intercompany liabilities and Senior Indebtedness). See
                                    "Description of Registrable Notes--Subordination of
                                    Registrable Notes".

OPTIONAL REDEMPTION...............  The Registrable Notes are not redeemable by the Company prior to June 1, 2001. Thereafter, the Registrable Notes
                                    will be redeemable on at least 20 days' notice at the
                                    option of the Company, in whole or in part, at the
                                    redemption prices set forth herein, in each case
                                    together with accrued and unpaid interest. See
                                    "Description of Registrable Notes--Optional Redemption
                                    by the Company".

REPURCHASE AT THE OPTION OF
  HOLDERS UPON A CHANGE OF
  CONTROL.........................  Upon a Change in Control (as defined), each Holder of
                                    Registrable Notes will have the right, subject to
                                    certain conditions and restrictions, to require the
                                    Company to purchase all or any part of such Holder's
                                    Registrable Notes at 100% of the principal amount
                                    thereof, plus accrued and unpaid interest. See
                                    "Description of Registrable Notes--Repurchase of
                                    Registrable Notes at the Option of Holders Upon a Change
                                    of Control".

USE OF PROCEEDS...................  The Company will not receive any of the proceeds from the sale of the Registrable Notes or the Common Stock
                                    issuable upon conversion thereof.

REGISTRATION RIGHTS AND LIQUIDATED
  DAMAGES.........................  Upon any failure by the Company to comply with certain of its obligations under the Registration Agreement (as
                                    defined herein), the Company will be required to pay
                                    liquidated damages to the Holders of the Registrable
                                    Notes or the Common Stock issuable upon conversion
                                    thereof, as the case may be.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE REGISTRABLE NOTES OFFERED HEREBY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS REFLECTED IN THOSE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

DEVELOPMENTAL NATURE OF THE VISUAL CONTENT INDUSTRY

    The Company's future growth and profitability will depend in large measure upon growth in demand for visual content. A visual content industry with identifiable categories and growth characteristics is a relatively recent development. The visual content industry is fragmented across all categories and is experiencing significant structural and technological changes, including substantial consolidation. To the extent that the visual content industry, or any sector of that industry in which the Company operates, does not develop as the Company anticipates, the value of the Company or its results of operations or financial condition may be adversely affected.

RAPID TECHNOLOGICAL CHANGE

    The success of Getty Images will depend, in part, upon its ability to adapt to new technological developments in the visual content industry and to develop new services and technology that address the increasingly sophisticated and varied needs of its customers and prospective customers on a cost-effective and timely basis. In response to technological changes, Getty Images has invested, and will continue to invest, in new technologies to keep pace with new developments, such as advances in producing digital images and in delivering digital images on-line. Getty Images believes that market demand for images has shifted and will continue to shift towards digital search, selection and fulfillment of images, particularly in more developed markets. Getty Images will rely on third parties for a substantial portion of the hardware, software and software tools that it will use in its businesses, including, in particular, the hardware, software and software tools that enable customers and potential customers to access, search and license images through its Web sites. If suppliers fail to upgrade or support such systems, the business, financial condition or results of operations of Getty Images could be adversely affected. There can be no assurance that Getty Images will successfully use new software and other technologies effectively or adapt its third-party technology and systems to customer requirements or emerging industry standards.

SIGNIFICANT COMPETITION

    The visual content industry is characterized by strong competition. Getty Images competes with a number of large and small visual content providers. Some of the Company's competitors, including The Image Bank, Visual Communications, Corbis and Adobe Systems, may have access to greater financial, marketing and other resources than Getty Images. Getty Images also competes locally or with respect to certain content or products with a number of general and specialized content companies, many of which are well-established in their local or content or product specific markets. Royalty-free stock photography agencies have also emerged as an alternative to rights-protected stock photography businesses for applications where rights-protection and other services are not customer requirements. In addition, Getty Images competes indirectly with commissioned work in contemporary stock photography and footage. New entrants into the visual content industry could increase if technological advances make archiving, searching and digital delivery systems more affordable, which could result in lower average sales prices. There can be no assurance that Getty Images will be able to compete successfully against current or future competitors or that competitive pressures faced by Getty Images will not have a material adverse effect on the business, financial condition or results of operations of Getty Images.

POTENTIAL DIFFICULTIES IN INTEGRATING OPERATIONS AND IN MANAGING GROWTH AND
  EXPANSION

    Getty Images was formed by the integration of several companies that have previously operated independently. See "Summary--Company Background". The process of coordinating and integrating these organizations will require substantial attention from management and could cause the interruption of, or a loss of momentum in, the activities of any of the companies' businesses, which could have a material adverse effect on their combined operations, at least in the near term. The diversion of management attention and any difficulties encountered in the integration of the businesses could have a material adverse effect on the revenues and operating results of Getty Images. Significant goodwill amortization charges, one-time transaction costs and other related one-time reorganization charges will also adversely affect the reported operating results of Getty Images and may result in reported net income in future periods being negative.

    In addition, each of Getty Communications, PhotoDisc and Allsport has grown rapidly in recent years. The ability of Getty Images to compete effectively and to manage future growth, if any, will require Getty Images to monitor and upgrade as appropriate its financial and management controls, to reorient management of recently acquired businesses to the operating philosophy of Getty Images, to develop and expand management information systems and to recruit and train personnel. If Getty Images is unable to manage such recent growth and any future growth and expansion successfully, its financial condition and results of operations could be adversely affected.

RISKS RELATED TO GOODWILL RECOGNITION

    The recent acquisitions of PhotoDisc and Allsport generated approximately $239 million of goodwill and $51 million of other intangibles that will result in a substantial annual charge to be amortized against the earnings of the Company in future periods. Management considers that a period of twenty years is a reasonable period over which to amortize this goodwill and that the other intangibles should be amortized over one to three years. Getty Images could be required to write-down the unamortized value of such goodwill in the future at an accelerated rate in the event that it suffers an impairment in value. Future acquisitions by the Company, if any, could generate goodwill and other intangibles that would result in similar charges to be amortized against the Company's future earnings.

INFLUENCE OF PRINCIPAL STOCKHOLDERS

    Two groups of stockholders own substantial percentages of the outstanding shares of Common Stock and as a result are in a position to exert significant influence in the election of the directors of Getty Images and other corporate actions that require stockholder approval. Getty Investments L.L.C., a Delaware limited liability company ("Getty Investments"), Mr. Mark Getty, Mr. Jonathan Klein, Crediton Limited (a company of which the sole beneficiary is Mr. Klein) and the October 1993 Trust (a trust established by Mr. Getty) (collectively, the "Getty Group") beneficially owned approximately 30.5% of the outstanding shares of Common Stock and PDI, L.L.C., Mr. Mark Torrance, Ms. Wade Torrance and certain of their family members (collectively, the "Torrance Group") beneficially owned approximately 17.5% of the outstanding shares of Common Stock, in each case as of July 15, 1998. Pursuant to the Stockholders' Agreement among the Company, the Getty Group and the Torrance Group, none of the members of the Getty Group or the Torrance Group may transfer such stockholder's shares of Common Stock except pursuant to the terms of such agreement. In addition to ownership of Common Stock, certain members of each of the Getty Group and the Torrance Group have management roles with Getty Images that increase their influence over the Company and certain members of each group also have other rights and relationships with the Company.

DEPENDENCE UPON KEY PERSONNEL

    Getty Images believes that its performance depends, to a significant extent, upon the services of its senior management and other key personnel, including, in particular, Mr. Mark Getty, Co-Chairman of Getty Images, Mr. Mark Torrance, Co-Chairman of Getty Images, and Mr. Jonathan Klein, Chief Executive Officer of Getty Images. The loss of the services of any of Messrs. Getty, Torrance or Klein could materially adversely affect the future prospects of the Company. Each of Messrs. Getty, Torrance and Klein recently entered into an Employment Agreement with Getty Images for a minimum period of three years commencing as of February 9, 1998.

    The future success of Getty Images will also depend upon its ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that Getty Images will be able to successfully attract, hire, assimilate or retain sufficiently qualified personnel. The failure to retain and attract the necessary technical, managerial, editorial, merchandising, marketing and customer service personnel could have a material adverse effect on the business, financial condition or results of operations of Getty Images.

RISKS RELATED TO ELECTRONIC IMAGE DELIVERY SYSTEMS

    The Company's future growth in sales and profitability will depend in part upon the increased acceptance and use of the Internet and other on-line services as an effective medium of commerce. Rapid growth in the use of and interest in the Internet, the Web and on-line services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of users and prospective users of digital images will adopt and continue to use such on-line services as a medium of commerce. In addition, such on-line services may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements.

    A significant barrier to on-line commerce and communications is the secure transmission of confidential information over public networks. Getty Images relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential or proprietary information, such as customer credit card numbers or digital images. There can be no assurance that advances in computer capabilities or other events or developments will not result in a compromise or breach of the algorithms used by Getty Images to protect customer transaction data. Concerns over the security of the Internet and other on-line transactions and the privacy of users may also inhibit the growth of the Internet and other on-line services generally, and the Web in particular, especially as a means of conducting commercial transactions. The success of the on-line operations of Getty Images will also depend in part upon the efficient and uninterrupted operation of its computer and communications hardware systems. Such systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. While the Company has implemented disaster recovery plans, the Company could suffer significant delays in implementing a backup system if a major interruption were to occur. In addition, despite the implementation of network security measures, the Company's servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of customer data or the inability to accept and fulfill on-line customer orders.

IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

    Getty Images publishes its consolidated financial statements in U.S. dollars and conducts a portion of its business in currencies other than U.S. dollars, particularly the pound sterling, German mark and French franc. As a result, Getty Images is exposed to changes in the value of currencies against the U.S. dollar. Fluctuations in the values of currencies against the U.S. dollar could affect the translation of the results of non-U.S. based operations into U.S. dollars for inclusion in the consolidated financial statements of Getty Images.

POTENTIAL LOSS OF RIGHTS TO GETTY TRADEMARKS

    Getty Images (through its subsidiaries) owns trademarks and trademark applications in respect of the names Getty Communications and Hulton Getty, and derivatives thereof (including the name "Getty Images") and the related logo (together, the "Getty Trademarks"). In the event that Getty Images becomes controlled by a third party or parties not affiliated with the Getty family, Getty Investments has the right to call for an assignment to it, for a nominal sum, of all rights to the Getty Trademarks. Upon such assignment, Getty Images will have 12 months in which it will be permitted to continue to use the Getty Trademarks and thereafter will have to cease such use. Although the primary brands used by Getty Images are Allsport, Energy Film Library, Gamma Liaison, Hulton Getty, PhotoDisc and Tony Stone Images, Getty Images is used as a corporate identity for certain of the Company's subsidiaries and Hulton Getty is a Getty Trademark. There can be no assurance that the exercise by Getty Investments of its right to cause an assignment of the Getty Trademarks would not have a material adverse effect on the business, financial condition or results of operations of Getty Images. Further, there can be no assurance that the existence of the right of Getty Investments to cause such an assignment would not have a negative impact on the amount of consideration that a potential acquirer would be willing to pay to acquire the Common Stock.

RISKS RELATED TO GETTY IMAGES' ACQUISITION STRATEGY

    Although Getty Images now owns visual content across all major categories, the Company may in the future pursue the acquisition of complementary visual content and other product lines, assets, distribution capabilities or technologies that will complement or expand its business. Getty Images believes that the recent increase in the level of demand for visual content and a trend toward consolidation in the visual content industry, have increased the valuations of visual content businesses and collections and are likely to have an adverse impact on Getty Images' ability to make acquisitions and on its ability to realize appropriate returns on such acquisitions. Acquisitions also involve a number of other risks that could adversely affect the business, financial condition or results of operations of Getty Images, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies and the potential loss of key employees. No assurance can be given that Getty Images will be able to identify any suitable acquisition candidates or to make any acquisitions or that any acquisition by Getty Images will not adversely affect the business, financial condition and results of operations of Getty Images or that such acquisitions will enhance the business of Getty Images.

SUBORDINATION

    The Registrable Notes will be unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company, including the Company's revolving credit facility with Midland Bank plc. As a result of such subordination, in the event of the Company's liquidation or insolvency, a payment default with respect to Senior Indebtedness, a covenant default with respect to Designated Senior Indebtedness (as defined) or upon acceleration of the Registrable Notes due to an event of default, the assets of the Company will be available to pay obligations on the Registrable Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Registrable Notes then outstanding.

    The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries. As of May 31, 1998, the aggregate amount of Senior Indebtedness was approximately $1 million. As of May 31, 1998, the aggregate amount of outstanding indebtedness and other liabilities of the Company's subsidiaries was approximately $56 million (including trade payables, intercompany liabilities and Senior Indebtedness). The incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Registrable Notes. The Company expects from time to time to incur additional indebtedness and other liabilities including Senior Indebtedness, and also expects that its subsidiaries will from time to time incur additional indebtedness and other liabilities. See "Description of Registrable Notes--Subordination of Registrable Notes."

RELIANCE ON OPERATIONS OF AND DIVIDENDS AND DISTRIBUTIONS FROM SUBSIDIARIES

    The Company is a holding company without significant operations of its own or significant assets other than ownership of the capital stock of its subsidiaries, including PhotoDisc, Getty Communications and Allsport. Accordingly, the Company's cash flow and the consequent ability to service debt, including the Registrable Notes, are dependent on the earnings of its subsidiaries and the distribution of these earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. Several of the Company's subsidiaries have their principal operations in a country other than the United States, the country in which the Company is organized. Each such subsidiary receives its revenues in the local currency of the country or jurisdiction in which its is situated. As a consequence, the Company's ability to obtain dividends or other distributions is subject to, among other things, restrictions on dividends under applicable local laws and regulations, and foreign currency exchange regulations of the country or jurisdiction in which such subsidiaries operate. The subsidiaries' ability to pay dividends or make other distributions to the Company is also subject to their having sufficient funds from their operations legally available for the payment of such dividends or distributions that are not needed to fund their operations, obligations or other business plans. Because the Company is a stockholder of each of its subsidiaries, the Company's claims as such will generally rank junior to all other creditors of and claims against the subsidiaries. In the event of a subsidiary's liquidation, there may not be assets sufficient for the Company to recoup its investments in such subsidiary.

LIMITATIONS ON REPURCHASE OF REGISTRABLE NOTES

    The Company's ability to repurchase Registrable Notes upon the occurrence of a Change in Control is subject to limitations. There can be no assurance that the Company would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the Registrable Notes that might be delivered by Holders of Registrable Notes seeking to exercise the repurchase right. Moreover, the Company's ability to purchase Registrable Notes may be limited or prohibited by the terms of then existing borrowing arrangements, including Senior Indebtedness existing at the time of a Change in Control. The Company's ability to repurchase Registrable Notes with cash may also be limited by the terms of its subsidiaries' then existing borrowing arrangements due to dividend restrictions. Any failure by the Company to repurchase the Registrable Notes when required following a Change in Control would result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. In addition, the Company's repurchase of the Registrable Notes as a result of the occurrence of a Change in Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness. See "Description of Registrable Notes-- Repurchase of Registrable Notes at Option of Holders Upon a Change in Control".

ABSENCE OF PUBLIC MARKET FOR THE REGISTRABLE NOTES

    The Registrable Notes were issued in May of 1998 to a small number of institutional buyers. The Registrable Notes issued and sold in reliance on Rule 144A under the Securities Act have been designated for trading on PORTAL. The Registrable Notes sold pursuant to the Registration Statement of which this Prospectus forms a part are not expected to remain eligible for trading on the PORTAL. The Registration Statement of which this Prospectus forms a part is filed pursuant to the Registration Agreement, which does not obligate the Company to keep the Registration Statement effective after the third anniversary of the date when the Registration Statement is declared effective or, if earlier, the date when all the Registrable Notes and the Common Stock issuable on conversion thereof covered by the Registration Statement have been sold pursuant to the Registration Statement or may be sold without registration by persons that are not affiliates of Getty Images pursuant to Rule 144(k) under the Securities Act. The Company does not intend to apply for listing of the Registrable Notes in any securities exchange or to seek approval for quotation through any automated quotation system. The Initial Purchasers have advised the Company that they intend to make a market in the Registrable Notes. The Initial Purchasers are not obligated however, to make a market in the Registrable Notes and any such market making may be discontinued at any time in the sole discretion of the Initial Purchasers without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Registrable Notes. If a trading market does not develop or is not maintained, Holders of Registrable Notes may experience difficulty in reselling, or an inability to sell, the Registrable Notes. Various factors such as changes in prevailing interest rates or changes in perceptions of the Company's creditworthiness could cause the market price of the Registrable Notes to fluctuate significantly. The trading price of the Registrable Notes could also be significantly affected by the market price of the Common Stock, which could be subject to wide fluctuations in response to a variety of factors.

POSSIBLE VOLATILITY OF STOCK PRICE; FUTURE SALES OF SUBSTANTIAL NUMBERS OF GETTY
  IMAGES SHARES COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF GETTY IMAGES SHARES

    There has been significant volatility in the market for American Depositary Shares of Getty Communications ("Getty Communications ADSs") and for the Common Stock.

    Sales, or the possibility of sales, of substantial numbers of shares of Common Stock in the public market could adversely affect prevailing market prices of shares of Common Stock. Certain stockholders of Getty Images have the right, pursuant to various registration rights agreements, to request that Getty Images register certain shares of Common Stock for resale under the Securities Act. In addition, employees of Getty Images hold a significant number of options to purchase shares of Common Stock, many of which are presently exercisable. Many employees may exercise their options and sell shares shortly after such options become exercisable, particularly if they need to raise funds to pay for the exercise of such options or to satisfy tax liabilities that they may incur in connection with exercising their share options.

YEAR 2000

    In common with users of computers around the world, Getty Images is investigating if and to what extent the date change from 1999 to 2000 may effect its networks and systems. The Company has recently undertaken a year 2000 assessment of its systems and is developing a program to implement any necessary system upgrades. The major business system within Tony Stone Images is currently being redeveloped and will be implemented prior to the year 2000. PhotoDisc has also recently redeveloped its business system. There can be no assurance that these programs will be successful. In addition, although the Company believes that significant modifications will not be required on other systems, there can be no assurance that such modifications will not be required or that the date change from 1999 to 2000 will not have a material adverse effect on the Company's business, operating results and financial condition. The Company's operations may also be affected by the ability of third parties dealing with the Company to also manage the effect of the year 2000 date change.

ANTI-TAKEOVER CONSIDERATIONS

    The Board of Directors of the Company has the authority, without stockholder approval, to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the stockholders of Getty Images. This authority, together with certain provisions of the Amended and Restated Certificate of Incorporation of Getty Images (the "Certificate of Incorporation"), may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company, even if stockholders of the Company consider such change in control to be in their best interests. In addition, the concentration of beneficial ownership of Common Stock by the Getty Group and the Torrance Group and certain provisions of Delaware law may have the effect of delaying, deterring or preventing a hostile takeover of the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                          GETTY IMAGES, INC. AND GETTY COMMUNICATIONS PLC (PREDECESSOR)
                                       --------------------------------------------------------------------
                                                  FISCAL YEAR ENDED DECEMBER 31,               SIX MONTHS
                                       -----------------------------------------------------      ENDED
                                         1993       1994       1995       1996       1997     JUNE 30, 1998
                                       ---------  ---------  ---------  ---------  ---------  -------------
                                                      (DOLLARS IN THOUSANDS)                   (UNAUDITED)
Ratio of Earnings to
  Fixed Charges......................       6.02       7.73       2.83       3.07       4.16       --
Deficiency of Earnings
  to Fixed Charges...................                                                              (18,907)

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Registrable Notes or the Common Stock issuable upon conversion of thereof by the Selling Holders.

                          DESCRIPTION OF CAPITAL STOCK

    SET FORTH BELOW IS A SUMMARY OF CERTAIN INFORMATION CONCERNING THE COMPANY'S CAPITAL STOCK, AND A BRIEF DESCRIPTION OF CERTAIN PROVISIONS CONTAINED IN THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY AND THE DELAWARE GENERAL CORPORATION LAW. THE SUMMARIES AND DESCRIPTIONS BELOW DO NOT PURPORT TO BE COMPLETE STATEMENTS OF THESE PROVISIONS AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DETAILED PROVISIONS THEREOF.

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). As of August 14, 1998, there were 30,459,117 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

    The holders of shares of Common Stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of shares of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy". In the event of a liquidation, dissolution or winding up of Getty Images, holders of shares of Common Stock are entitled to share ratably in all assets of Getty Images remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of shares of Common Stock have no preemptive rights and have no rights to convert their shares of Common Stock into any other securities. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designation, powers, preferences and rights of the shares of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders of Getty Images. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring or preventing a change in control of Getty Images, may discourage bids for shares of Common Stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, shares of Common Stock. There are no shares of Preferred Stock outstanding and Getty Images currently has no plans to issue any Preferred Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

    DELAWARE ANTI-TAKEOVER STATUTE. Getty Images is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15 percent or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

    CERTAIN CHARTER AND BYLAW PROVISIONS. The Certificate of Incorporation and Bylaws of the Company divide the Board of Directors into three classes of directors with each class serving a staggered three year term. Such classification may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors.

LIMITATIONS ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

    Getty Images has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law. Such limitation of liability does not apply to liabilities arising under the federal securities laws, and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Getty Images' Bylaws provide that Getty Images will indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. Getty Images will enter into indemnification agreements providing for the foregoing with its directors and officers. The indemnification agreements may require Getty Images, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Getty Images has been advised that, in the opinion of the Commission, indemnification of officers and directors for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

REGISTRATION AND OTHER RIGHTS

    Certain stockholders are entitled to piggyback or demand rights with respect to the registration of their shares under the Securities Act. Certain stockholders have entered into a stockholders' agreement restricting the transfer of shares held by such stockholders and granting rights of first refusal to the other parties thereto. In addition, certain stockholders have entered into an agreement granting voting rights to their shares to Getty Investments and granting rights of first refusal to the other parties thereto.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is The Bank of New
York.

                        DESCRIPTION OF REGISTRABLE NOTES

    The Registrable Notes were issued under an indenture dated as of May 27, 1998 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"). A copy of the Registration Agreement is available from the Trustee upon request by a registered Holder of Registrable Notes. The following summaries of certain provisions of the Registrable Notes, the Indenture and the Registration Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Registrable Notes, the Indenture and the Registration Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Registrable Note which is a part thereof) or the Registration Agreement are referred to, such provisions or defined terms are incorporated herein by reference. As used in this section, the term "Company" refers only to Getty Images, Inc., and not to any of its subsidiaries.

GENERAL

    The Registrable Notes are general unsecured obligations of the Company, subordinate in right of payment to certain other obligations of the Company as described under "--Subordination of Registrable Notes", and convertible into Common Stock as described under "--Conversion of Registrable Notes". The

Registrable Notes are limited to $75,000,000 in aggregate principal amount are issued only in denominations of $1,000 or any multiple thereof and mature on June 1, 2003, unless earlier redeemed at the option of the Company or repurchased by the Company at the option of Holders upon a Change in Control or converted into Common Stock by the Holders. See "--Optional Redemption by the Company", "--Repurchase Registrable Notes at the Option of Holders Upon a Change of Control" and "--Conversion of Registrable Notes".

    The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of Senior Indebtedness or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to Holders of Registrable Notes in the event of a highly leveraged transaction or a Change of Control of the Company except to the extent described under "--Repurchase of Registrable Notes at the Option of Holders Upon a Change of Control".

    The Registrable Notes bear interest from the date of initial issuance, at the annual rate set forth on the cover page hereof, payable on June 1 and December 1, commencing on December 1, 1998 (each, an "Interest Payment Date"), to Holders of record at the close of business on the immediately preceding May 15 or November 15, respectively (each, a "Record Date"). Registrable Notes called for redemption by the Company shall include accrued and unpaid interest to, but excluding, the Redemption Date; provided that if the Redemption Date is after a Record Date and on or prior to the corresponding Interest Payment Date, accrued interest shall be payable to the Holder in whose name the redeemed Registrable Notes are registered on the close of business on such Record Date. Registrable Notes repurchased by the Company at the option of a Holder pursuant to a Change of Control shall include accrued and unpaid interest and liquidated damages, if any, to, but excluding, the Repurchase Date; provided that if the Repurchase Date is after a Record Date and on or prior to the corresponding Interest Payment Date, accrued interest and liquidated damages, if any, shall be paid to the Holder in whose name the repurchased Registrable Notes are registered on the close of business on such Record Date and no additional interest or liquidated damages will be paid to a Holder who tenders a Registrable Note pursuant to the Repurchase Offer. If a Registrable Note is surrendered for conversion between a Record Date and the next following Interest Payment Date and the Registrable Note has not been called for redemption on a Redemption Date occurring within such period, then the surrender of such Registrable Note shall be accompanied by a payment of an amount equal to the interest and liquidated damages, if any, payable on such Interest Payment Date on the principal amount of the Registrable Note being surrendered for conversion. A Holder shall not be required to make such payment if the Registrable Notes being converted are called for redemption during the period from the Record Date preceding the date of conversion to the next Interest Payment Date.

    Principal of, premium, if any, interest on, and liquidated damages, if any, with respect to, the Registrable Notes is payable, and the Registrable Notes may be presented for conversion, registration of transfer and exchange at the office of the Company maintained for such purpose in The City of New York, New York, which shall initially be the office or agency of the Trustee. Principal, premium, if any, interest and liquidated damages, if any, may, at the Company's option, be paid at the Trustee's principal corporate trust office or by check mailed to such Holders at the addresses set forth upon the registry books of the Company. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

    The Registrable Notes are issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Registrable Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    The Indenture and the Registration Agreement are governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

CONVERSION OF REGISTRABLE NOTES

    Each Holder of Registrable Notes has the right at any time following the latest date of initial issuance of the Registrable Notes and prior to the close of business on the Stated Maturity of the Registrable Notes, unless previously redeemed or repurchased, at the Holder's option, to convert any portion of the principal amount thereof that is an integral multiple of $1,000 into shares of Common Stock at any time at the Conversion Price set forth on the cover page of this Prospectus (subject to adjustment as described below). The right to convert a Registrable Note called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the Business Day immediately prior to the Redemption Date or Repurchase Date for such Registrable Note, unless the Company subsequently fails to pay the applicable Redemption Price or Repurchase Price, as the case may be.

    In the case of any Registrable Note that has been converted after any Record Date, but on or before the next Interest Payment Date, interest and liquidated damages, if any, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest and liquidated damages, if any, shall be paid to the Holder in whose name such converted Registrable Note is registered on the close of business on such Record Date. Any Registrable Note surrendered for conversion after any Record Date but before the next Interest Payment Date must be accompanied by payment of an amount equal to the interest and liquidated damages, if any, payable on such Interest Payment Date on the principal amount of Registrable Notes being surrendered for conversion. A Holder shall not be required to make such payment if the Registrable Notes being converted are called for redemption during the period from the Record Date preceding the date of conversion to the next Interest Payment Date. As a result of the foregoing provisions, Holders that surrender Registrable Notes for conversion on a date that is not an Interest Payment Date will not receive any interest or liquidated damages for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period unless such Registrable Notes have been called for redemption during the period from the Record Date preceding the date of conversion to the next Interest Payment Date, in which case the Holder on the close of business on the Record Date will receive interest and liquidated damages, if any, thereon to the applicable Redemption Date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (determined in accordance with the Indenture) at the close of business on the day of conversion.

    The Conversion Price is subject to adjustment in certain events, including
(a) any payment of a dividend (or other distribution) payable in Common Stock on any class of Capital Stock of the Company, (b) any issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price of Common Stock (determined in accordance with the Indenture), (c) certain subdivisions, combinations or reclassifications of Common Stock, (d) any distribution to all holders of Common Stock of the Company's assets, evidences of indebtedness, cash or securities (other than dividends or distributions exclusively in cash, or for which an adjustment is required to be made in accordance with (a) or (b) above, or any distribution of rights or warrants pro rata to holders of Common Stock, so long as any such rights or warrants have not expired or been redeemed by the Company), (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the third succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with
(i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender or exchange offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (defined as being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, and (f) the completion of a tender or exchange offer made by the Company or any of its subsidiaries for Common Stock that involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender or exchange offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted.

    In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the Conversion Price, the Holders of Registrable Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

    The Company, from time to time and to the extent permitted by law, may reduce the Conversion Price by any amount for any period of at least 20 Business Days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations".

    Subject to the rights of Holders of Registrable Notes described below under "Repurchase of Registrable Notes at the Option of Holders Upon a Change of Control," in case of any consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company, each Registrable Note then outstanding will, without the consent of any Holder of Registrable Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Registrable Note was convertible immediately prior thereto, after giving effect to any adjustment event, who failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares.

    The Company will cause all registrations with, and will obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required in connection with the conversion of the Registrable Notes into Common Stock. If at any time during the two-year period following the latest date of the Original Offering a registration statement under the Securities Act covering the shares of Common Stock issuable upon conversion of the Registrable Notes is not effective or is otherwise unavailable for effecting resales of such shares, shares of Common Stock issued upon conversion of the Registrable Notes ("Restricted Shares") may not be sold or otherwise transferred except in accordance with or pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act and, if a registration statement under the Securities Act is not effective or is otherwise unavailable for effecting resales of such shares at the time of a conversion, the Restricted Shares will bear a legend to that effect. The Transfer Agent for the Common Stock will not be required to accept for registration or transfer any Restricted Shares, except upon presentation of satisfactory evidence that these restrictions on transfer have been complied with, all in accordance with such reasonable regulations as the Company may from time to time agree with the Transfer Agent. Under certain circumstances, the holders of the Restricted Shares will be entitled to liquidated damages during such period. See "--Registration Rights".

SUBORDINATION OF REGISTRABLE NOTES

    The Registrable Notes are general unsecured obligations of the Company, subordinate in right of payment, to the extent set forth in the Indenture, to all existing and future Senior Indebtedness of the Company. The Registration Notes are structurally subordinated in right of payment to all liabilities (including trade payables) of the Company's subsidiaries. As of May 31, 1998, the Company had approximately $1 million of indebtedness and other liabilities that constituted Senior Indebtedness. As of May 31, 1998, the Company's subsidiaries had approximately $56 million of outstanding indebtedness and other liabilities (including trade payables, intercompany liabilities and Senior Indebtedness). The Indenture will not restrict the incurrence of Senior Indebtedness or other indebtedness or liabilities by the Company or its subsidiaries, or the ability of the Company to transfer assets or business operations to its subsidiaries, subject to the provisions described under "--Repurchase of Registrable Notes at the Option of Holders Upon a Change of Control" and "--Limitation on Merger, Sale or Consolidation" below.

    The Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, interest on, or liquidated damages, if any, with respect to, the Registrable Notes, or to acquire any of the Registrable Notes (including repurchases of Registrable Notes at the option of the Holder) for cash or property (other than pursuant to the conversion of Registrable Notes), or on account of the redemption provisions of the Registrable Notes, (i) upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness are first paid in full (or such payment is duly provided for), or
(ii) in the event of default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

    Upon (i) the happening of an event of default (other than a Payment Default) that permits, or would permit with (a) the passage of time, (b) the giving of notice, (c) the making of any payment of the Registrable Notes then required to be made or (d) any combination thereof (collectively, a "Non-Payment Default"), the holders of Designated Senior Indebtedness or their representative immediately to accelerate its maturity and (ii) written notice of such Non-Payment Default given to the Company and the Trustee by the holders of such Designated Senior Indebtedness or their representative (a "Payment Blockage Notice"), then, unless and until such Non-Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, interest on, or liquidated damages, if any, with respect to, the Registrable Notes, or to acquire or repurchase any of the Registrable Notes for cash or property, or on account of the redemption provisions of the Registrable Notes, in any such case other than payments made with Junior Securities. Notwithstanding the foregoing, unless (i) the Senior Indebtedness in respect of which such Non-Payment Default exists has been declared due and payable in its entirety within 179 days after the Payment Blockage Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay all sums not paid to the Holders of the Registrable Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Registrable Notes. Not more than one Payment Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period or Payment Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 365-day period.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than pursuant to the conversion of Registrable Notes) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

    Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities (i) the Holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of the principal of, premium, if any, interest on, and liquidated damages, if any, with respect to, the Registrable Notes (other than Junior Securities) and
(ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the Holders of Senior Indebtedness of the Company or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

    No provision contained in the Indenture or the Registrable Notes affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, interest on, and liquidated damages, if any, with respect to, the Registrable Notes. The subordination provisions of the Indenture and the Registrable Notes does not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the Registrable Notes.

    As a result of these subordination provisions, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company, the assets of the Company will be available to pay the amounts due on the Registrable Notes only after all Senior Indebtedness has been paid in full and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the Registrable Notes outstanding.

    The Company's ability to meet its cash obligations in the future will be dependent upon the ability of its subsidiaries to make cash distributions to the Company. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of law and contractual provisions. The Indenture does not limit the ability of the Company's subsidiaries to incur such restrictions in the future. The right of the Company to participate in the assets of any subsidiary (and thus the ability of Holders of the Registrable Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary, in which case the Company's claims would still be subject to any security interest of other creditors of such subsidiary. The Registrable Notes, therefore, will be structurally subordinated to creditors, including trade creditors, of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have a claim.

OPTIONAL REDEMPTION BY THE COMPANY

    The Registrable Notes are not subject to redemption prior to June 1, 2001, and are redeemable thereafter at the option of the Company, in whole or in part, upon not less than 20 days' notice to each Holder, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing June 1 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and liquidated damages, if any, to, but excluding, the Redemption Date:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2001..............................................................................      101.90%
2002..............................................................................      100.95
2003..............................................................................      100.00

    In the case of a partial redemption, the Trustee shall select the Registrable Notes or portions hereof for redemption on a pro rata basis, by lot or in such other manner it deems fair and appropriate and in such manner as complies with any applicable depositary, legal and stock exchange or automatic quotation system requirement. The Registrable Notes may be redeemed in part in multiples of $1,000 only.

    The Registrable Notes do not have the benefit of any sinking fund.

    Notice of any redemption will be sent, by first-class mail, at least 20 days prior to the date fixed for redemption, to the Holder of each Registrable Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price and the amount of accrued interest and liquidated damages, if any, to be paid. Any notice that relates to a Registrable Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the Redemption Date, upon surrender of such Registrable Note, a new Registrable Note or Registrable Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Registrable Notes or portions thereof called for redemption, unless the Company defaults in its obligations with respect thereto.

REPURCHASE OF REGISTRABLE NOTES AT THE OPTION OF HOLDERS UPON A CHANGE OF
  CONTROL

    The Indenture provides that in the event that a Change of Control has occurred, each Holder of Registrable Notes has the right, at such Holder's option, to require the Company to offer (the "Repurchase Offer") to repurchase all or any part of such Holder's Registrable Notes (provided that the principal amount of such Registrable Notes must be at least $1,000 or an integral multiple thereof) on the date (the "Repurchase Date") that is no later then 40 Business Days after the occurrence of such Change of Control at a cash price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to (but excluding) the Repurchase Date. The Company may, at its option (subject to certain conditions), in lieu of paying the Repurchase Price in cash, pay the Repurchase Price (but not accrued interest or liquidated damages, if any) in Common Stock valued at 95% of the last sale price of the Common Stock for the five trading days immediately preceding the second trading day prior to the Repurchase Date. The Repurchase Offer shall be made within 20 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement except to the extent that a longer period is required by applicable law (the "Repurchase Offer Period"). Upon expiration of the Repurchase Offer Period, the Company shall purchase all Registrable Notes properly tendered in response to the Repurchase Offer. If required by applicable law, the

Repurchase Date and the Repurchase Offer Period may be extended as so required; however, if so extended, it shall nevertheless constitute an Event of Default if the Repurchase Date does not occur within 70 Business Days of the Change of Control.

    On or before the Repurchase Date, the Company will (i) accept for purchase Registrable Notes or portions thereof properly tendered pursuant to the Repurchase Offer, (ii) deposit with the Paying Agent cash and/or Common Stock sufficient to pay the Repurchase Price (together with cash sufficient to pay all accrued and unpaid interest and liquidated damages, if any) of all Registrable Notes so tendered and (iii) deliver to the Trustee the Registrable Notes so accepted, together with an Officers' Certificate listing the Registrable Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Registrable Notes so accepted payment in cash or Common Stock in an amount equal to the Repurchase Price (together with cash equal to accrued and unpaid interest and liquidated damages, if any), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Registrable Note or Registrable Notes equal in principal amount to any unpurchased portion of the Registrable Notes surrendered. Any Registrable Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

    The phrase "all or substantially all" of the assets of the Company, as included in the definition of Change of Control, is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

    The Change of Control purchase feature of the Registrable Notes may make more difficult or discourage a takeover of the Company and the removal of incumbent management. The Change of Control purchase feature is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, nor is the Change of Control purchase feature part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchasers.

    The provisions of the Indenture relating to a Change of Control may not afford the Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control. Moreover, certain events with respect to the Company which may involve an actual change of control of the Company may not constitute a Change of Control for purposes of the Indenture.

    Upon the occurrence of a Change of Control, each Holder of Registrable Notes may require the Company to repurchase all or a portion of such Holder's Registrable Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Registrable Notes tendered by Holders thereof. In addition, the Company's repurchase of the Registrable Notes as a result of a Change of Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company or its subsidiaries may enter into from time to time. Failure of the Company to purchase tendered Registrable Notes would constitute an Event of Default under the Indenture. See "--Events of Default and Remedies". Failure of the Company to purchase tendered Registrable Notes may also give rise to an event of default under the terms of Indebtedness of the Company and its subsidiaries, which may result in subordination of the Registrable Notes.
See "-- Subordination of Registrable Notes." The occurrence of a Change of Control may also give rise to a repurchase or repayment obligation under the terms of Senior Indebtedness and Indebtedness of subsidiaries of the Company.

    Except as described herein, no modification of the Indenture regarding the provisions on repurchase at the option of any Holder of a Registrable Note upon a Change of Control is permissible without the consent of the Holder of the Registrable Note so affected.

    The Company will comply with the provisions of Rule 13e-4 and Rule 14e-1 under the Exchange Act, will file Schedule 13E-4 or any successor or similar schedule required thereunder, and will otherwise comply with all federal and state securities laws to the extent applicable to any Repurchase Offer.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another Person or sell, lease, convey or transfer all or substantially all of its assets (other than to its wholly-owned subsidiaries), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) in the case of a merger or consolidation, the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States (including any state thereof or the District of Columbia), Canada or any other country that is a member of the European Union; provided that with respect to any corporation organized under the laws of any European Union country other than the United Kingdom, such corporation must be listed on the New York Stock Exchange or the American Stock Exchange or quoted on the Nasdaq National Market, and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Registrable Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction; and (iii) the Company has delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and if a supplemental indenture is required, such supplemental indenture, comply with the Indenture and that all conditions precedent relating to such transactions have been satisfied.

    Upon any consolidation or merger or any sale, lease, conveyance or transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, lease, conveyance or transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and when a successor corporation duly assumes all of the obligations of the Company pursuant to the Indenture and the Registrable Notes, the Company will be released from its obligations under the Indenture and the Registrable Notes, except as to any obligations that arise from or as a result of such transaction.

REPORTS

    The Company has agreed that, if it is not subject to the informational reporting requirements of Sections 13 or 15(d) of the Exchange Act at any time while the Registrable Notes or the Common Stock issuable upon conversion thereof constitute "restricted securities" within the meaning of the Securities Act, it will furnish to the Trustee and to holders and beneficial owners of the Registrable Notes and such Common Stock, and to prospective purchasers designated by the Initial Purchasers or such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the Registrable Notes and such Common Stock.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on, or liquidated damages, if any, with respect to, the Registrable Notes as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any, on the Registrable Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, pursuant to any Repurchase Offer or otherwise,
(iii) the failure of the Company to perform any conversion of Registrable Notes required under the Indenture and the continuance of any such failure for 30 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Registrable Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the Registrable Notes outstanding, (v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries (as defined), (vi) any Indebtedness of the Company or any Significant Subsidiary in a principal amount then outstanding in excess of $10 million is not paid at final maturity thereof (either at its stated maturity or upon acceleration thereof), and such Indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the Indenture and (vii) final unsatisfied judgments not covered by insurance aggregating in excess of $10 million, at any one time rendered against the Company or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days.

    The Indenture provides that if a default (the term "default" to include the events specified above without grace or notice) occurs and is continuing and if it is known to the Trustee, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of the Holders, except in the case of a default in the payment of the principal of, premium, if any, or interest on or liquidated damages, if any, with respect to, any of the Registrable Notes when due or in the payment of any redemption or repurchase obligation.

    The Indenture provides that if an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above with respect to the Company), then in every such case, unless the principal of all of the Registrable Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Registrable Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal and accrued interest and liquidated damages, if any, thereon to be due and payable immediately. If an Event of Default specified in clause (v) above with respect to the Company occurs, all principal and accrued interest and liquidated damages, if any, will be immediately due and payable on all outstanding Registrable Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of Registrable Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on, and liquidated damages, if any, with respect to, the Registrable Notes that have become due solely by such acceleration, have been cured or waived.

    Prior to the declaration of acceleration of the maturity of the Registrable Notes, the Holders of a majority in principal amount of the Registrable Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on, or liquidated damages, if any, with respect to, any Registrable Note not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Registrable Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have furnished to the Trustee security or indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Registrable Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

    The Indenture provides that no Holder may pursue any remedy under the Indenture, except for a default in the payment of principal of, premium, if any, interest on or liquidated damages, if any, with respect to, the Registrable Notes, and except for a failure to convert any Registrable Note, unless the Holder gives to the Trustee written notice of a continuing Event of Default, the Holders of at least 25% in principal amount of the outstanding Registrable Notes make a written request to the Trustee to pursue the remedy, such Holders furnish to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, the Trustee does not comply with the request within 60 days after receipt of the request and the furnishing of indemnity satisfactory to it, and the Trustee shall not have received a contrary direction from the Holders of a majority in principal amount of the outstanding Registrable Notes.

AMENDMENT AND WAIVER

    The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Registrable Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity of, or any installment of interest on, or liquidated damages, if any, with respect to, any Registrable Note or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Registrable Note or any premium or the interest thereon is payable, or impair the right to institute suit for the conversion of any Registrable Note or the enforcement of any such payment on or after the due date thereof (including, in the case of redemption, on or after the Redemption Date), or reduce the Repurchase Price, or alter the Repurchase Offer (other than as set forth herein) or redemption provisions in a manner adverse to the Holders, or modify the subordination provisions in a manner adverse to the Holders of the Registrable Notes, (ii) reduce the percentage in principal amount of the outstanding Registrable Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, (iii) adversely affect the right of such Holder to convert Registrable Notes, or (iv) provide that other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Registrable Note affected thereby. A supplemental indenture entered into in compliance with the "Limitation on Merger, Sale or Consolidation" covenant would not require the consent of the Holders.

    The Holders of a majority in principal amount of the outstanding Registrable Notes may (a) waive compliance in a particular instance by the Company with certain restrictive provisions of the Indenture or the Registrable Notes or (b) waive any past default or Event of Default under the Indenture and its consequences, except (i) a default in the payment of interest, liquidated damages, if any, or premium, if any, on, or the principal of, the Registrable Notes, (ii) a failure by the Company to convert any Registrable Notes into Common Stock, (iii) a default in the payment of the Redemption Price or Repurchase Price or (iv) a default in respect of a covenant or provisions which require the consent of the Holders of all Registrable Notes then outstanding to amend.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange the Registrable Notes in accordance with the Indenture. The Company or Trustee may require a Holder, among other things, to furnish appropriate endorsements, legal opinions and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Registrable Notes selected for redemption. Also, the Company is not required to transfer or exchange any Registrable Notes for a period of 15 days before (i) the mailing of a notice of an offer to repurchase as a result of a Change of Control or (ii) the mailing of a notice of redemption of Registrable Notes to be redeemed.

    The registered holder of a Registrable Note may be treated as the owner of it for all purposes.

BOOK ENTRY, DELIVERY AND FORM

    Upon the initial sale of Registrable Notes offered hereby, each Selling Holder will be required to deliver a notice ("Notice") of such sale to the Trustee and the Company. The Notice will, among other things, identify the sale as a transfer pursuant to the Registration Statement of which this Prospectus forms a part, certify that the prospectus delivery requirements, if any, of the Securities Act have been satisfied, and certify that the Selling Holder and the aggregate principal amount of Notes owned by such holder are identified in the Prospectus in accordance with the applicable rules and regulations under the Securities Act. Copies may be requested from the Company, 2101 Fourth Avenue, Fifth Floor, Seattle, Washington 98121, Attention: Heather B. Redman, telephone:
(206) 695-3400.

    Upon the initial transfer pursuant to the Registration Statement of which this Prospectus forms a part, the Registrable Notes will be issued by one or more global notes (the "Global Notes") fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof. Each such Global Note will be deposited with, or on behalf of The Depository Trust Company (the "DTC") and registered in the name Cede & Co. ("Cede"), as DTC's nominee. Except as set forth below, record ownership the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    Payment of interest on and the redemption price of the Global Note will be made to Cede, the nominee of DTC, as the registered owner of the Global Note, by wire transfer of immediately available funds on the applicable payment date therefor. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participant organizations (collectively, the "Participants"). DTC also facilitates the clearance and settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship, with, a Participant, either directly or indirectly (collectively, the "Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption price of, the Global Note, DTC's practice is to credit Participants' accounts on the applicable payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Registrable Notes represented by the Global Note, as shown on the records of DTC (adjusted as necessary so that such payments are made with respect to whole Registrable Notes only), unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Registrable Notes represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

    Holders who desire to convert their Registrable Notes into Common Stock pursuant to the terms of the Registrable Notes should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

    Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Registrable Notes represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Registrable Notes (including, without limitation, the presentation of Registrable Notes for exchange as described below), only at the direction of one or more Participants to whose account DTC interests in the Global Note are credited and only in respect of the principal amount of the Registrable Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will cause Registrable Notes to be issued in definitive form in exchange for the Global Note. Such definitive certificated Registrable Notes shall be registered in names of the owners of the beneficial interests in the Global Note as provided by the Participants. Notes issued in definitive certificated form will be fully registered, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 above that amount. Upon issuance of Registrable Notes in definitive certificated form, the Trustee is required to register the Registrable Notes in the name of, and cause the Registrable Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owner as DTC shall direct. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in the Global Note.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

REGISTRATION RIGHTS

    In connection with the Original Offering, the Company entered into the Registration Agreement, pursuant to which the Company agreed to, at the Company's expense, file with the Commission a shelf registration statement covering resales by Holders of Notes and Common Stock issuable upon conversion of the Notes within 90 days after the date of original issuance of the Registrable Notes and use its reasonable best efforts to cause such registration statement to be declared effective within 180 days following such date. The Company also agreed to use all reasonable efforts to keep the registration statement effective for two years after the date of original issuance of the Registrable Notes (the "Effectiveness Period").

    If the prospectus is unavailable for periods in excess of those permitted under the Registration Agreement, the Company will pay liquidated damages to each Holder of Notes or Common Stock issuable upon conversion thereof. The amount of liquidated damages payable during any period in which the prospectus is unavailable is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount of Notes or $2.50 per annum per 35.078 shares of Common Stock (subject to adjustment in the event of a stock split, recombination, stock dividend and the like) issuable upon conversion thereof, for the first 90 days of any such period and 50 basis points per annum per $1,000 principal amount of Notes or $5.00 per annum per 35.078 shares of Common Stock (subject to adjustment as set forth above) issuable upon conversion thereof, for any additional continuing days in which the prospectus is unavailable.

CONCERNING THE TRUSTEE

    The Bank of New York, the Trustee under the Indenture, has been appointed by the Company as the initial Paying Agent, Conversion Agent, Registrar and Custodian with regard to the Registrable Notes. The Company may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide banking and other services to the Company in the ordinary course of their business.

CERTAIN DEFINITIONS

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York, New York are authorized or obligated by law or executive order to close.

    "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

    "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under generally accepted accounting principles in the United States.

    "Change of Control" means:

    (i) an event or series of events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange
Act) (excluding the Company or any wholly-owned subsidiary thereof) is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable) of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors, managers or trustees, as applicable, of the Company or any successor entity ("Voting Stock"); or

    (ii) the completion of any consolidation with or merger of the Company into any other Person, or conveyance, transfer or lease by the Company of all or substantially all of its assets to any Person, or any merger of any other Person into the Company in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding Common Stock is changed or exchanged as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding Voting Stock of the Person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction;

provided that a Change of Control shall not be deemed to have occurred if the last sale price of the Common Stock for any five trading days during the 10 trading days immediately preceding the Change of Control is at least equal to 105% of the Conversion Price in effect on each such trading day.

    "Designated Senior Indebtedness" means the Company's obligations under its revolving credit facility with Midland Bank plc and the Company's obligations under any other Senior Indebtedness in which the instrument creating or evidencing the same or any assumption of guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for the purposes of the Indenture; provided that any such instrument, agreement or other document may place limitations and conditions on the rights of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

    "Disqualified Capital Stock" means, with respect to the Company, Capital Stock of the Company that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by the Company, in whole or in part, on or prior to the Stated Maturity of the Registrable Notes, provided that only the portion of such Capital Stock which is so convertible, exercisable, exchangeable or redeemable or subject to repurchase prior to such Stated Maturity shall be deemed to be Disqualified Capital Stock.

    "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such Person, (i) in respect of borrowed money (whether or not the lender has recourse to all or any portion of the assets of such Person), (ii) evidenced by credit or loan agreements, bonds, notes, debentures or similar instruments (including, without limitation, notes or similar instruments given in connection with the acquisition of any business, properties or assets of any kind), (iii) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (iv) for the payment of money relating to a Capitalized Lease Obligation, or (v) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (c) all net obligations of such Person under Interest Swap and Hedging Obligations; (d) all liabilities of others of the kind described in the preceding clauses (a), (b) or
(c) that such Person has guaranteed or that is otherwise its legal liability, or which is secured by a lien on property of such Person; and (e) any and all deferrals, renewals, extensions, modifications, replacements, restatements, refinancings and refundings (whether direct or indirect) of, or any indebtedness or obligation issued in exchange for, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties.

    "Interest Swap and Hedging Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement or other interest rate hedge agreement, interest rate collar agreement or other similar agreement or arrangement to which such Person is a party or beneficiary.

    "Junior Securities" means any Qualified Capital Stock (as defined) and any Indebtedness of the Company that is at least as subordinated in right of payment to Senior Indebtedness as the Notes and has no scheduled installment of principal due, by redemption, sinking fund payments or otherwise, on or prior to the Stated Maturity of the Registrable Notes.

    "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

    "Senior Indebtedness" means all obligations of the Company to pay the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees, costs, expenses and other amounts accrued or due on or in connection with, any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior in right of payment to the Registrable Notes or which is pari passu with, or subordinated to, the Registrable Notes; provided that in no event shall Senior Indebtedness include (a) Indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary of the Company, (b) Indebtedness representing or with respect to any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services or (c) any liability for taxes owed or owing by the Company or any subsidiary of the Company.

    "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" of the Company within the meaning of Rule 1.02(w) of Regulation S-X promulgated by the Commission as in effect as of the date of the Indenture.

    "Stated Maturity," when used with respect to any Registrable Note, means June 1, 2003.

    "Subsidiary" with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power normally entitled to vote in the election of directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and owns alone or together with one or more Subsidiaries of such Person a majority of the partnership interests, or (iii) any other Person (other than a corporation) in which such Person, one or more subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

    The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Registrable Notes and of Common Stock into which Registrable Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary deals only with holders that will hold Registrable Notes and Common Stock into which Registrable Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as individual retirement or other tax-deferred accounts, banks, tax-exempt organizations, insurance companies, dealers in securities or currencies or persons that will hold Registrable Notes as part of a hedge, straddle, "synthetic security" or other integrated investment (including a "conversion transaction") or situations in which the functional currency of the holder is not the U.S. dollar. This summary discusses the tax considerations applicable to the initial purchasers of the Registrable Notes who purchase the Registrable Notes at their "issue price," which for these purposes equals the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Registrable Notes is sold for money, and does not discuss the tax considerations applicable to subsequent purchasers of the Registrable Notes. This summary also does not consider the effect of any applicable foreign, state, local or other tax laws.

    Persons considering the purchase of Registrable Notes should consult their own tax advisors with respect to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

    As used herein, the term "United States person" means a beneficial owner of the Registrable Notes or Common Stock that is, for United States federal income tax purposes (i) an individual who is a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation, or one of certain other entities created or organized under the laws of the United States or a political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust subject to the primary supervision of a United States court and the control of one or more United States persons. A "Non-U.S. person" is any person that is not a United States person. For purposes of the following discussion, a "United States Holder" is a United States person who is a beneficial owner of Registrable Notes or Common Stock, and a "Non-U.S. Holder" is a Non-U.S. person that is a beneficial owner of Registrable Notes or Common Stock.

UNITED STATES HOLDERS

    REGISTRABLE NOTES

    PAYMENT OF INTEREST

    Interest on a Registrable Note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

    SALE, EXCHANGE OR REDEMPTION OF A REGISTRABLE NOTE

    Upon the sale, exchange or redemption of a Registrable Note, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which is taxable as ordinary income) and (ii) such United States Holder's adjusted tax basis in the Registrable Note. A United States Holder's adjusted tax basis in a Registrable Note generally will equal the cost of the Registrable Note to such holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Registrable Note is more than one year at the time of sale, exchange or redemption. In the case of a United States Holder who is an individual, capital gains are generally subject to taxation at preferential rates if certain prescribed minimum holding periods are met.

    CONVERSION OF THE REGISTRABLE NOTES

    A United States Holder generally will not recognize any income, gain or loss upon conversion of a Registrable Note into Common Stock except to the extent the Common Stock received is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income) or with respect to cash received in lieu of a fractional share of Common Stock. A United States Holder's tax basis in the Common Stock received on conversion of a Registrable Note generally will be the same as such United States Holder's adjusted tax basis in the Registrable Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Registrable Note converted. However, a United States Holder's tax basis in shares of Common Stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the date of conversion.

    Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis attributable to the fractional share).

    ADJUSTMENTS TO CONVERSION RATE TREATED AS CONSTRUCTIVE DIVIDEND

    If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion rate of the Registrable Notes is increased, or (ii) the conversion rate of the Registrable Notes is increased at the discretion of the Company, such increase in conversion rate may be deemed to be the payment of a taxable dividend to holders of Registrable Notes (pursuant to Section 305 of the Code). Holders of Registrable Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

COMMON STOCK

    TAXATION OF DISTRIBUTIONS

    To the extent paid out of current or accumulated earnings and profits of the Company, as determined under United States federal income tax principles ("E&P"), a distribution made with respect to Common Stock will be includable for United States federal income tax purposes in the income of a United States Holder as ordinary dividend income. To the extent that such distribution exceeds the E&P of the Company, it will be treated as a non-taxable return of capital to the extent of the United States Holder's adjusted tax basis in the Common Stock and thereafter taxable as capital gain.

    SALE OF COMMON STOCK

    Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such United States Holder's adjusted tax basis in the Common Stock sold or exchanged.

    Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in Common Stock is more than one year at the time of the sale or exchange. A United States Holder's basis and holding period in Common Stock received upon conversion of a Registrable Note generally are determined by reference to the basis and holding period of the Registrable Note so converted. See the discussion above under "--Conversion of the Registrable Notes". In the case of a United States Holder who is an individual, capital gains are generally subject to taxation at preferential rates if certain prescribed minimum holding periods are met.

NON-U.S. HOLDERS

    REGISTRABLE NOTES

    STATED INTEREST

    Payments of principal and interest on a Registrable Note to a Non-U.S. Holder will not be subject to United States federal withholding tax provided that (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, (c) the holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (d) either (1) the beneficial owner of the Registrable Note, under penalties of perjury, provides the Company or its agent with its name and address and certifies that it is not a United States person or (2) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to the Company or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to the Company or its agent a copy thereof (the "Portfolio Interest Exemption"). The gross amount of payments of interest to a Non-U.S. Holder that does not qualify for the Portfolio Interest Exemption and that is not effectively connected with a United States trade or business will be subject to United States federal income tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

    A Non-U.S. Holder that is engaged in a trade or business in the United States will generally be subject to tax in the same manner as a United States corporation or resident to the extent that such income is effectively connected with the conduct of such trade or business. Such effectively connected income received by a Non-U.S. Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

    To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224, as applicable, prior to the payment of interest. These forms must be periodically updated. Finalized Treasury Regulations applicable to payments made after December 31, 1999 require

Non-U.S. Holders or, under certain circumstances, a "qualified intermediary" to file a "withholding certificate" with the Company's withholding agent to obtain the benefit of an applicable tax treaty providing for a lower rate of withholding tax. Such certificate must contain, among other information, the name and address of the Non-U.S. Holder.

    SALE, EXCHANGE OR REDEMPTION OF A REGISTRABLE NOTE

    A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of Registrable Notes unless (i) the holder is an individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met or (ii) the gain is effectively connected with the conduct of a trade or business of the holder in the United States.

    CONVERSION OF THE REGISTRABLE NOTES

    In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Registrable Note into Common Stock by a Non-U.S. Holder except (i) to the extent the Common Stock received is considered attributable to accrued interest not previously included in income which is not exempt from U.S. taxation (because no exemption from U.S. taxation applies with respect to such income) or (ii) with respect to the receipt of cash in lieu of fractional shares by Non-U.S. Holders upon conversion of a Registrable Note, in each case where either of the conditions described in (i) or (ii) above under "Non-U.S. Holders--Sale, Exchange or Redemption of a Registrable Note" is satisfied.

COMMON STOCK

    TAXATION OF DISTRIBUTIONS

    Distributions by the Company with respect to the Common Stock that are treated as dividends paid (or deemed paid), as described above under "United States Holders--Adjustments to Conversion Rate Treated as Constructive Dividend; --Taxation of Distributions" to a Non-U.S. Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder, which are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-U.S. Holder will be subject to tax in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a United States "branch profits tax" on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Non-U.S. Holder delivers IRS Form 4224 to the payor.

    Under current United States Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of United States Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under finalized Treasury Regulations applicable to payments made after December 31, 1999, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements.

    SALE OR EXCHANGE OF COMMON STOCK

    A Non-U.S. Holder will generally not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless either of the conditions described in (i) or (ii) above under "Non-U.S. Holders--Sale, Exchange or Redemption of a Registrable Note" is satisfied or the Company is or has been a United States real property holding corporation for United States federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time within the shorter of the five year period preceding such disposition or such Non-U.S. Holder's holding period.

UNITED STATES ESTATE TAX

    A Registrable Note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Registrable Note would not have been effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

    Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-U.S. Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to payments of interest or dividends or the proceeds of the sale or other disposition of a Registrable Note or shares of Common Stock made by the Company with respect to certain noncorporate United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number ("TIN") to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest or dividends properly or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments.

    Information reporting requirements may apply to payments of interest or dividends to Non-U.S. Holders where such interest or dividends are subject to withholding or are exempt from United States withholding tax or eligible for a reduced rate pursuant to a tax treaty, or where such interest is exempt from United States tax under the Portfolio Interest Exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

    Treasury Regulations provide that backup withholding and information reporting will not apply to payments of principal on the Registrable Notes by the Company to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

    The payment of the proceeds from the disposition of Registrable Notes or Common Stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Registrable Note or Common Stock to or through a non-United States office of a non-United States broker that is not a United States related person will not be subject to information reporting or backup withholding. For this purpose, a "United States related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business. In the case of the payment of proceeds from the disposition of Registrable Notes or Common Stock to or through a non-United States office of a broker that is either a United States person or a United States related person, Treasury Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

    Finalized Treasury Regulations have generally expanded the circumstances under which information reporting and backup withholding may apply for payments made after December 31, 1999. Holders of Registrable Notes should consult their tax advisors regarding the application of the information reporting and backup withholding rules, including such Treasury Regulations.

                                SELLING HOLDERS

    The Registrable Notes offered hereby were originally issued by the Company and sold by the Initial Purchasers, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such initial purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
Act). The Selling Holders (which term includes their transferees, pledges donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Registrable Notes and Common Stock issued upon conversion of the Registrable Notes.

    The following table sets forth information, as of July 15, 1998 (except as noted below) with respect to the Selling Holders and the respective principal amounts of Registrable Notes beneficially owned by each Selling Holder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Holders. None of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below. Because the Selling Holders may offer all or some portion of the Registrable Notes or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Registrable Notes or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Registrable Notes since the date on which they provided the information regarding their Registrable Notes in transactions exempt from the registration requirements of the Securities Act.

                                                                       PRINCIPAL AMOUNT
                                                                        OF REGISTRABLE     NUMBER OF SHARES OF
                                                                            NOTES              COMMON STOCK
                                                                         BENEFICIALLY    ------------------------
                                                                          OWNED AND      BENEFICIALLY   OFFERED
SELLING HOLDER                                                          OFFERED HEREBY   OWNED(1)(2)   HEREBY(2)
---------------------------------------------------------------------  ----------------  ------------  ----------
BT Alex.Brown Inc.(4)................................................        9,850,000       345,523      345,523
CFW-C, L.P.(4).......................................................        7,500,000       263,088      263,088
SG Cowen Securities Corporation(5)...................................        7,200,000       252,565      252,565
Bond Fund Series--Oppenheimer Convertible Securities
  Fund(4)............................................................        5,000,000       175,392      175,392
BNP Arbitrage SNC(6).................................................        4,450,000       158,299      156,099
Deutsche Bank A.G.(5)................................................        4,000,000       140,313      140,313
Lincoln National Convertible Securities Fund(5)......................        3,395,000       119,091      119,091
Highbridge Capital Corporation(4)....................................        3,000,000       105,235      105,235
J.P. Morgan Investment Management(7).................................        3,000,000       389,635      105,235
The Northwestern Mutual Life Insurance Company(4)....................        3,000,000       587,835      105,235
Aon Pension Fund(5)..................................................        2,850,000       119,973       99,973
Bankers Trust International(3).......................................        1,600,000        56,125       56,125
Alta Partners Holdings, LDC(9).......................................        1,500,000        52,617       52,617
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P.(10).........        1,500,000        52,617       52,617

                                                                       PRINCIPAL AMOUNT
                                                                        OF REGISTRABLE     NUMBER OF SHARES OF
                                                                            NOTES              COMMON STOCK
                                                                         BENEFICIALLY    ------------------------
                                                                          OWNED AND      BENEFICIALLY   OFFERED
SELLING HOLDER                                                          OFFERED HEREBY   OWNED(1)(2)   HEREBY(2)
---------------------------------------------------------------------  ----------------  ------------  ----------
National Steel Corporation(5)........................................        1,165,000        40,866       40,866
Highmark Convertible Securities Fund(9)..............................        1,200,000        42,094       42,094
Banque Nationale de Paris(7).........................................        1,000,000        35,078       35,078
Camelot Capital LP(4)................................................        1,000,000        35,078       35,078
Deutsche Bank Securities Inc.(5).....................................        1,000,000        35,078       35,078
Smith Barney Convertibles Portfolio(10)..............................        1,000,000        35,078       35,078
Value Line Convertible Fund, Inc.....................................        1,000,000        35,078       35,078
Nicholas Applegate Income & Growth Fund..............................          784,000        27,501       27,501
San Diego County Convertible.........................................          673,000        23,607       23,607
Camelot Offshore Fund, Ltd.(4).......................................          500,000        17,539       17,539
NationsBanc Montgomery Securities LLC(4).............................          500,000        17,539       17,539
FTCI International(10)...............................................          500,000        17,539       17,539
Walker Art Center(5).................................................          440,000        15,434       15,434
Homestead Ltd./Elser & Co(5).........................................          250,000         8,769        8,769
San Diego City Retirement............................................          220,000         7,717        7,717
Wake Forest University...............................................          174,000         6,103        6,103
Van Daalen, Albert C(8)..............................................          100,000         3,507        3,507
Engineers Joint Pension Fund.........................................           82,000         2,876        2,876
Baptist Health.......................................................           45,000         1,578        1,578
Boston Museum of Fine Art............................................           22,000           771          771
Any other holder of Registrable Notes or future transferee of any
  such holder(11)....................................................   $    5,500,000       192,929      192,929
Total................................................................   $   75,000,000     3,420,066    2,630,865

------------------------

(1) Includes shares of Common Stock issuable upon conversion of the Registrable Notes.

(2) Assumes a conversion price of $28.5075 per share, and a cash payment in lieu of any fractional share interest.

(3) Information with respect to the Selling Holders and the respective principal amounts of Registrable Notes beneficially owned by each Selling Holder as of July 14, 1998.

(4) Information with respect to the Selling Holders and the respective principal amounts of Registrable Notes beneficially owned by each Selling Holder as of July 16, 1998.

(5) Information with respect to the Selling Holders and the respective principal amounts of Registrable Notes beneficially owned by each Selling Holder as of July 17, 1998.

(6) Information with respect to the Selling Holders and the respective principal amounts of Registrable Notes beneficially owned by each Selling Holder as of July 20, 1998.

(7) Information with respect to the Selling Holders and the respective principal amounts of Registrable Notes beneficially owned by each Selling Holder as of July 21, 1998.

(8) Information with respect to the Selling Holders and the respective principal amounts of Registrable Notes beneficially owned by each Selling Holder as of July 23, 1998.

(9) Information with respect to the Selling Holders and the respective principal amounts of Registrable Notes beneficially owned by each Selling Holder as of July 24, 1998.

(10) Information with respect to the Selling Holders and the respective principal amounts of Registrable Notes beneficially owned by each Selling Holder as of July 27, 1998.

(11) Information containing other Registrable Note Selling Holders will be set forth in Prospectus Supplements from time to time, if required.

    Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the Registrable Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Registrable Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

                              PLAN OF DISTRIBUTION

    The Registrable Notes and Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Registrable Notes and Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Registrable Notes and Common Stock for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Registrable Notes and Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Registrable Notes and Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/ dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Registrable Notes and Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, any varying prices determined at the time of sale or at negotiated prices. The sale of the Registrable Notes and the Common Stock issuable upon conversion thereof may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Registrable Notes or the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Registrable Notes and the Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Registrable Notes and Common Stock being offered and the terms of the offering, including the name or names of any underwriters, brokers/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

    To comply with the securities laws of certain jurisdictions, if applicable, the Registrable Notes and Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Registrable Notes and Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

    The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Registrable Notes and Common Stock by the Selling Holders. The foregoing may affect the marketability of the Registrable Notes and the Common Stock.

    Pursuant to the Registration Agreement, all expenses of the registration of the Registrable Notes and Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling

Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

    The validity of the Registrable Notes and the Common Stock being offered hereby will be passed upon for the Company by Shearman & Sterling, London, England.

                                    EXPERTS

    The consolidated balance sheets of Getty Communications as of December 31, 1996 and 1997 and the consolidated statements of operations and cash flows of Getty Communications for the period March 14, 1995 through December 31, 1995 and for the years ended December 31, 1996 and 1997 and the consolidated statements of operations and cash flows of Tony Stone Associates Limited and subsidiaries (predecessor) for the period January 1, 1995 through March 13, 1995 appearing in the Annual Report on Form 10-K of Getty Images, Inc. and incorporated by reference herein have been audited by Coopers & Lybrand, independent accountants, as stated in their report appearing therein given upon the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheet of PhotoDisc, Inc. as of December 31, 1997 and the related consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 1997 appearing in the Amendment to Current Report on Form 8-K/A of Getty Images, Inc. filed with the Commission on April 27, 1998 and incorporated by reference herein have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein given upon the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheet of PhotoDisc, Inc., as of December 31, 1996 and the consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1995 and 1996 appearing in the Current Report on Form 8-K of Getty Images, Inc. filed with the Commission on May 6, 1998, and incorporated by reference herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated balance sheets of Allsport Photographic plc as of November 30, 1997 and the related consolidated profit and loss account and statement of cash flows for the year ended November 30, 1997 appearing in the Amendment to Current Report on Form 8-K/A of Getty Images, Inc. filed with the Commission on April 27, 1998 and incorporated by reference herein have been audited by Maidment, Penney, Quick & Co., independent accountants, as stated in their report appearing therein given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Incorporation of Certain Documents by Reference...........................    3
Summary...................................................................    4

Risk Factors..............................................................    9

Ratio of Earnings to Fixed Charges........................................   15

Use of Proceeds...........................................................   15

Description of Capital Stock..............................................   16

Description of Registrable Notes..........................................   17

Certain U.S. Federal Tax Considerations...................................   32

Selling Holders...........................................................   37

Plan of Distribution......................................................   39

Legal Matters.............................................................   40

Experts...................................................................   40

                               GETTY IMAGES, INC.

                                  $75,000,000

                               4.75% CONVERTIBLE
                               SUBORDINATED NOTES
                                    DUE 2003

                                ----------------

                                     [LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Company in connection with the sale of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee.........  $   22,125
Printing and Engraving Expenses.............................      25,000
Legal Fees and Expenses.....................................      80,000
Accounting Fees and Expenses................................      40,000
Miscellaneous...............................................         875
                                                              ----------
    Total...................................................  $  168,000
                                                              ----------
                                                              ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Except to the extent indicated below, there is no charter provision, by-law, contract, arrangement or statute under which any controlling person, director or officer of the Company is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

    The Delaware General Corporation Law (the "DGCL") provides that a corporation may, and in certain circumstances must, indemnify its directors, officers, employees and agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In any such suit or action brought by or on behalf of the corporation, such indemnification is limited to expenses incurred in defense or settlement of the suit or action. The DGCL also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as, in the case of officers and directors, they undertake to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The Certificate of Incorporation of the Company (the "Certificate of Incorporation") and the Bylaws of the Company (the "Bylaws") contain provisions for indemnification of directors and officers and for the advancements of expenses to any director or officer to the fullest extent of the law.

    The DGCL permits corporations to purchase and maintain insurance for directors and officers against liability for expenses, judgments or settlements, whether or not the corporation would have the power to indemnify such persons therefor. The Bylaws permit the Company to purchase such insurance.

    The Company has also agreed by contract to indemnify the directors and certain officers of the Company for certain liabilities incurred by such persons by reason of the fact that such person is a director or officer, provided that such person was acting in good faith.

ITEM 16.  EXHIBITS

   (1)           4.1  Indenture, dated as of May 27, 1998, between Getty Images, Inc. and The Bank of New York, as Trustee

   (1)           4.2  Form of Note (included in Exhibit 4.1)

   (2)           4.3  Certificate representing Common Stock

   (3)           4.4  Amended and Restated Certificate of Incorporation of Getty Images

   (3)           4.5  By-laws of Getty Images

   (1)           4.6  Registration Rights Agreement, dated as of May 27, 1998, among Getty Images,
                        Inc. and BT Alex.Brown Incorporated, BancAmerica Robertson Stephens,
                        Donaldson, Lufkin & Jenrette Securities Corporation and Hambrecht & Quist
                        LLC

    *            5.1  Opinion of Shearman & Sterling

    *           12.1  Statement re: Computation of Ratio of Earnings to Fixed Charges

    *           23.1  Consent of Coopers & Lybrand, London, England.

    *           23.2  Consent of PricewaterhouseCoopers LLP, Seattle, Washington

    *           23.3  Consent of Deloitte & Touche LLP, Seattle, Washington

    *           23.4  Consent of Maidment, Penney, Quick & Co.

    *           23.5  Consent of Shearman & Sterling (included in Exhibit 5.1)

    *           24.1  Powers of Attorney (contained on page II-4)

    *           25.1  Statement of Eligibility of Trustee on Form T-1

------------------------

*   Filed herewith

(1) Incorporated by reference from the Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(2) Incorporated by reference from the Exhibits to the Form 8-A Registration Statement No. 333-38777 of the Registrant.

(3) Incorporated by reference from the Exhibits to the Form S-4 Registration Statement No. 333-38777 of the Registrant. (Exhibit number in the Form S-4 is set forth in italics)

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the entities being registered which remain unsold at the termination of the offering.

    (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on the 19th day of August 1998.

                                GETTY IMAGES, INC.

                                By:  /s/ MARK GETTY
                                     -----------------------------------------
                                     Name: Mark Getty
                                     TITLE:  CO-CHAIRMAN

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Getty Images, Inc., do hereby severally constitute and appoint Mark Getty and Jonathan Klein and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on August 19, 1998.

          SIGNATURE                  TITLE (CAPACITY)
------------------------------  --------------------------

        /s/ MARK GETTY
------------------------------  Co-Chairman and Director
          Mark Getty

      /s/ MARK TORRANCE
------------------------------  Co-Chairman and Director
        Mark Torrance

      /s/ JONATHAN KLEIN        Chief Executive Officer
------------------------------  and Director (Principal
        Jonathan Klein          Executive Officer)

                                Treasurer (Principal
      /s/ LAWRENCE GOULD        Financial Officer and
------------------------------  Principal Accounting
        Lawrence Gould          Officer)

          SIGNATURE                  TITLE (CAPACITY)
------------------------------  --------------------------

       /s/ ANDREW GARB
------------------------------  Director
         Andrew Garb

      /s/ ANTHONY STONE
------------------------------  Director
        Anthony Stone

       /s/ JAMES BAILEY
------------------------------  Director
         James Bailey

     /s/ MANNY FERNANDEZ
------------------------------  Director
       Manny Fernandez

   /s/ CHRISTOPHER SPORBORG
------------------------------  Director
     Christopher Sporborg

                               INDEX TO EXHIBITS

       (1)       4.1  Indenture, dated as of May 27, 1998, between Getty Images, Inc. and The Bank of New
                        York, as Trustee

       (1)       4.2  Form of Note (included in Exhibit 4.1)

       (2)       4.3  Certificate representing Common Stock

       (3)       4.4  Amended and Restated Certificate of Incorporation of Getty Images (3.1)

       (3)       4.5  By-laws of Getty Images (3.2)

       (1)       4.6  Registration Rights Agreement, dated as of May 27, 1998, among Getty Images, Inc.
                        and BT Alex.Brown Incorporated, BancAmerica Robertson Stephens, Donaldson, Lufkin
                        & Jenrette Securities Corporation and Hambrecht & Quist LLC

        *        5.1  Opinion of Shearman & Sterling

        *       12.1  Statement re: Computation of Ratio of Earnings to Fixed Charges

        *       23.1  Consent of Coopers & Lybrand, London, England

        *       23.2  Consent of PricewaterhouseCoopers LLP, Seattle, Washington.

        *       23.3  Consent of Deloitte & Touche LLP, Seattle, Washington

        *       23.4  Consent of Maidment, Penney, Quick & Co.

        *       23.5  Consent of Shearman & Sterling (included in Exhibit 5.1)

        *       24.1  Powers of Attorney (contained on page II-4)

        *       25.1  Statement of Eligibility on Form T-1

------------------------

*   Filed herewith.

(1) Incorporated by reference from the Exhibits to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(2) Incorporated by reference from the Exhibits to the Form 8-A Registration Statement No. 333-38777 of the Registrant

(3) Incorporated by reference from the Exhibits to the Form S-4 Registration Statement No. 333-38777 of the Registrant. (Exhibit number in the Form S-4 is set forth in italics).